UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 Zang Street, Suite 300

Lakewood, Colorado 80228

March 22, 2012

Dear Stockholder:

You are cordially invited to the 2012 Annual Meeting of Stockholders of Einstein Noah Restaurant Group, Inc. to be held on May 1, 2012 at 9:00 a.m., Mountain Time, at our offices located at 555 Zang Street, Suite 300, Lakewood, Colorado 80228.

At the Annual Meeting, you will be asked to consider and vote upon proposals (1) to elect seven nominees named herein as directors to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are elected and qualified and (2) to ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending January 1, 2013.

Whether or not you are able to attend the Annual Meeting, I urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place. Stockholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card.

I would appreciate your immediate attention to the mailing of this proxy.

Yours truly,

Jeffrey J. O’Neill
President and Chief Executive Officer

555 Zang Street, Suite 300

Lakewood, Colorado 80228

Notice of Annual Meeting of Stockholders To Be Held on May 1, 2012

You are cordially invited to attend the annual meeting of stockholders of Einstein Noah Restaurant Group, Inc., which will be held at our offices at 555 Zang Street, Suite 300, Lakewood, Colorado 80228 on May 1, 2012 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect seven nominees named herein as directors to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending January 1, 2013; and

3.	To transact such other business as may properly come before the meeting.

The close of business on March 15, 2012 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. Stockholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card. If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy by mail, telephone or Internet. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. The proxy is revocable at any time prior to its use.

Please note that the rules governing brokers have changed and brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Rhonda J. Parish
Secretary

Lakewood, Colorado

March 22, 2012

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT PROMPTLY. YOUR PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 1, 2012.

A copy of this proxy statement and our annual report to stockholders are available to you on the internet at www.edocumentview.com/BAGL.

EINSTEIN NOAH RESTAURANT GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 1, 2012

The accompanying proxy is solicited by the board of directors of Einstein Noah Restaurant Group, Inc., a Delaware corporation (the Company), for use at the 2012 Annual Meeting of Stockholders to be held at our principal executive offices located at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, on May 1, 2012, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the Annual Meeting). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy card are first being sent to stockholders on or about March 22, 2012.

Shares Outstanding and Voting Rights

Our board of directors fixed the close of business on March 15, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.001 par value per share, of which 16,878,905 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

At the Annual Meeting, stockholders will vote on proposals to elect seven nominees named herein as directors to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1) and to ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending January 1, 2013 (Proposal 2).

Stockholders representing one-third in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law (DGCL) and our restated certificate of incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 1 and 2.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether the other proposal has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called broker non-votes), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals. Pursuant to the FINRA Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote shares without customer direction, however brokers are no longer permitted to vote shares for the election of directors in this manner. Therefore, we urge you to give voting instructions to your broker on both proposals. Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal. Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposal 1, which is considered a non-routine matter. Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2011 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended January 3. 2012, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the SEC). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary, or at telephone number (303) 568-8000. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, a copy of this proxy statement and our annual report to stockholders are available to you on the internet at www.edocumentview.com/BAGL.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of March 15, 2012, we had 16,878,905 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2012, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our current directors; and

•	all directors and executive officers as a group.

Unless otherwise indicated below, the address of each person listed below is 555 Zang Street, Suite 300, Lakewood, Colorado 80228.

BENEFICIAL OWNERSHIP

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Greenlight Capital, L.L.C. and its affiliates	10,733,469	(1)	63.6%
140 E. 45th, 24th Floor
New York, New York 10017
FMR LLC and its affiliates	1,712,500	(2)	10.2%
82 Devonshire Street
Boston, Massachusetts 02109
Jeffrey J. O’Neill	175,710	(3)	*
Daniel J. Dominguez	87,213	(4)	*
Emanuel P.N. Hilario	29,834	(5)	*
James P. O’Reilly	23,334	(6)	*
Rhonda J. Parish	48,167	(7)	*
Michael W. Arthur	89,652	(8)	*
E. Nelson Heumann	26,182	(9)	*
Frank C. Meyer	91,059	(10)	*
Edna K. Morris	—	(11)	*
Thomas J. Mueller	40,356	(12)	*
S. Garrett Stonehouse, Jr.	40,750	(13)	*

All directors and executive officers as a group (11 persons)	596,241	(14)	3.5%

*	Less than one percent.
(1)	Based on an amendment to a Schedule 13D filed with the SEC on January 17, 2012. This Amendment was filed on behalf of Greenlight Capital, L.L.C., Greenlight Capital, Inc., Greenlight Capital, L.P., of which Greenlight LLC is the general partner and for which Greenlight Inc. acts as investment manager, Greenlight Capital Qualified, L.P., of which Greenlight LLC is the general partner and for which Greenlight Inc. acts as investment manager, Greenlight Capital Offshore Partners, for which Greenlight Inc. acts as investment manager, DME Advisors GP, LLC, DME Capital Management, L.P., of which Advisors GP is the general partner, and Mr. David Einhorn. Mr. Einhorn is the principal of each of Greenlight LLC, Greenlight Inc., and Advisors GP. In addition, Advisors GP is the general partner of DME Capital Advisors, L.P., Advisors acts as the investment manager for a managed account. DME CM acts as the investment manager for Greenlight Capital Offshore Master (Gold), Ltd., DME Management GP, LLC, is the general partner of Greenlight Capital (Gold), L.P.
(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012. This Schedule 13G/A was filed on behalf of Edward C. Johnson 3d and FMR LLC, as the parent holding company of Fidelity Management & Research Company, a wholly owned subsidiary and investment adviser, and Fidelity Advisor Small Cap Fund, an investment company.
(3)	Includes 5,200 shares of common stock subject to restricted stock units which will vest within 60 days and 136,734 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 26,000 shares of common stock subject to restricted stock units which will not vest within 60 days and 143,666 shares of common stock subject to stock options which are not exercisable within 60 days.
(4)	Includes 87,213 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 16,666 shares of common stock subject to stock options which are not exercisable within 60 days. Mr. Dominguez served as the company’s chief operating officer until his retirement on June 30, 2011. Please see “Employment and Other Arrangements” for the terms of his retirement benefits.

(5)	Includes 1,500 shares of common stock subject to restricted stock units which will vest within 60 days and 28,334 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 12,000 shares of common stock subject to restricted stock units which will not vest within 60 days and 76,666 shares of common stock subject to stock options which are not exercisable within 60 days.
(6)	Includes 23,334 shares of common stock which may be acquired upon exercise of stock options that are exercisable. Mr. O’Reilly resigned from the company in February 2012.
(7)	Includes 1,500 shares of common stock subject to restricted stock units which will vest within 60 days and 46,667 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 7,500 shares of common stock subject to restricted stock units which will not vest within 60 days and 53,333 shares of common stock subject to stock options which are not exercisable within 60 days.
(8)	Includes 40,000 shares of common stock which may be acquired upon exercise of presently exercisable stock options and indirect ownership of 34,633 shares held by IRA. Does not include 1,896 shares of common stock subject to restricted stock units which will not vest within 60 days and 1,896 shares of common stock subject to stock options which are not exercisable within 60 days.
(9)	Includes 12,500 shares of common stock subject to restricted stock units which will vest within 60 days. Does not include 3,934 shares of common stock subject to restricted stock units which will not vest within 60 days, and 3,934 shares of common stock subject to stock options which are not exercisable within 60 days.
(10)	Includes 40,000 shares of common stock which may be acquired upon exercise of presently exercisable stock options. Does not include 1,896 shares of common stock subject to restricted stock units which will not vest within 60 days and 1,896 shares of common stock subject to stock options which are not exercisable within 60 days.
(11)	Does not include 1,990 shares of common stock subject to restricted stock units which will not vest within 60 days and 1,990 shares of common stock subject to stock options which are not exercisable within 60 days. Ms. Morris was elected as a director of the company on January 18, 2012.
(12)	Includes 40,356 shares of common stock which may be acquired upon exercise of presently exercisable stock options. Does not include 1,896 shares of common stock subject to restricted stock units which will not vest within 60 days and 1,896 shares of common stock subject to stock options which are not exercisable within 60 days.
(13)	Includes 40,000 shares of common stock which may be acquired upon exercise of presently exercisable stock options. Does not include 1,896 shares of common stock subject to restricted stock units which will not vest within 60 days and 1,896 shares of common stock subject to stock options which are not exercisable within 60 days.
(14)	Includes a total of 20,700 shares of common stock subject to restricted stock units which will vest within 60 days and 482,638 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days and indirect ownership of 34,633. Does not include 59,008 shares of common stock subject to restricted stock units which will not vest within 60 days and 303,839 shares of common stock subject to stock options which are not exercisable within 60 days.

Pledge of Shares

In the ordinary course of its business, prime brokers for Greenlight Capital, L.L.C. and its affiliates (Greenlight) have taken a security interest in Greenlight’s shares in the Company. In the event that the prime brokers were to exercise remedies under the security interests, a change of control of the Company could occur.

To our knowledge, none of our officers or directors has pledged any of his or her shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and the board has nominated seven directors for election at the Annual Meeting to serve until the 2013 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Our restated certificate of incorporation authorizes three to nine directors, as determined by the board, and all directors are to be elected annually. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these seven nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. Greenlight has indicated its intention to vote in favor of each of the nominees.

Information About the Nominees

The names of the nominees, their ages as of March 15, 2012, and other information about them are set forth below:

Michael W. Arthur Director since October 2004 Age 72

Since 1990, Mr. Arthur has headed Michael Arthur and Associates, a consulting and interim management firm specializing in restructurings, business development, and strategic, financial, marketing and branding strategies. During their restructurings, he served as CEO of California Federal Bank and financial advisor to Long John Silver’s Restaurants. Prior to 1990, Mr. Arthur served as Executive Vice President and Chief Financial Officer for Sizzler Restaurants and Pinkerton Security; Vice President of Marketing for Mattel Toys; and also served in management roles for D’Arcy, Masius, Benton & Bowles Advertising and Procter and Gamble. Mr. Arthur has a B.A. degree from Johns Hopkins University and attended the Wharton Graduate School of Business. He also serves on the board of directors of the Alzheimers Association.

Mr. Arthur brings to the board over 30 years of business, finance, marketing and leadership experience in retail, banking, consumer products and restaurant industries making him a well-qualified candidate for a director of the Company.

E. Nelson Heumann Director since May 2004—Chairman of the Board since October 2004 Age 54	Mr. Heumann retired from Greenlight Capital, Inc., an investment management firm, in February 2011. He joined Greenlight Capital, Inc. in March 2000 and was made a managing member of Greenlight Capital, L.L.C. in January 2002. Prior to joining Greenlight, he served as director of distressed investments at SG Cowen from January 1997 to January 2000. From 1990 to January 1997, Mr. Heumann was a director responsible for distressed debt research and trading at Schroders. Prior to that, he was vice-president of bankrupt and distressed debt research for Merrill Lynch. Earlier in his career, Mr. Heumann was employed with Claremont Group, a

Frank C. Meyer Director since May 2004 Age 68

leveraged buyout firm, and Value Line. He graduated from Louisiana State University in 1980 with a B.S. in Mechanical Engineering and in 1985 with an M.S. in Finance.

Mr. Heumann brings to the board extensive experience in investments and finance making him a well-qualified candidate for a director of the company.

Mr. Meyer is a private investor who was chairman of Glenwood Capital Investments, LLC, an investment advisory firm he co-founded, from January 1988 to January 2004. Since 2000, Glenwood has been a wholly owned subsidiary of the Man Group, plc, an investment advisor based in England specializing in alternative investment strategies. Mr. Meyer holds an M.B.A. from the University of Chicago and began his career at the University’s School of Business as an instructor of statistics. Mr. Meyer also serves on the board of directors of United Capital Financial Partners, Inc., a firm that converts transaction-oriented brokers into fee-based financial planners, Fifth Street Finance Corp., a mezzanine lender to corporations, and Ferox, a family of convertible hedge funds.

Mr. Meyer brings to the board extensive experience in investments and finance. He also has valuable corporate governance experience serving on other company boards and committees making him a well-qualified candidate for a director of the company.

Edna K. Morris Director since Janaury 2012 Age 60

Ms. Morris has been one of the Managing Directors for Axum Capital Partners, a private equity firm focused on education services and restaurants, since October 2009 where she leads the restaurant strategy practice. Additionally, since April 2008 she has been Chief Executive Officer and a Partner in Range Restaurant Group, which owns and operates two CityRange restaurants in Greenville and Spartanburg, South Carolina. During the prior 15 years, Ms. Morris served as President of Red Lobster, Quincy’s Family Steakhouse, and led the development and opening of a chef driven, casual dining concept, CityRange, while at Advantica, the owner and operator of Quincy’s Family Steakhouse. Ms. Morris also served as President of the James Beard Foundation, a not-for-profit entity, and was the founding president of the Women’s Foodservice Forum. In 1974, she graduated with a BS degree in psychology from the University of South Carolina. Over the past 10 years, Ms. Morris has served on the boards of Cosi, Inc. and the Culinary Institute of America. She currently serves on the board, governance committee and chair of the compensation committee for Tractor Supply Company.

Ms. Morris brings to the board diverse leadership experience in the restaurant industry as well as extensive knowledge of executive compensation and corporate cultures. Her valuable corporate governance experience serving on other company boards makes her a well-qualified candidate for a director of the company.

Thomas J. Mueller Director since December 2007 Age 60	Mr. Mueller has been the President and Partner of Mueller Consulting Inc., a consulting firm specializing in the restaurant industry, since 2006. From 2000 to 2006, Mr. Mueller served as President and Chief Operating Officer

Jeffrey J. O’Neill Director since December 2008 Age 55

of Wendy’s International, Inc., the third largest restaurant hamburger chain in the quick service franchise industry. He began his career at Wendy’s in 1998 as the Senior Vice President, Special Projects. From 1995 to 1997, Mr. Mueller was Senior Vice President of Operations—North America, for Burger King Corporation, where he began his career as a restaurant manager in 1973. Mr. Mueller attended State University of New York at Fredonia and is chairman of the Board of Trustees of Ohio Dominican University.

Mr. Mueller brings to the board over 30 years of restaurant operational expertise, franchising, global business experience and strong management skills. His broad understanding of public restaurant companies makes him a well-qualified candidate for a director of the Company.

Mr. O’Neill has served as President and Chief Executive Officer of the company since December 2008. In May 2005, Mr. O’Neill joined Priszm Income Fund in Toronto, Ontario, Canada and served as its President and Chief Operating Officer until being named Chief Executive Officer in January 2008. Priszm Income Fund owned and operated 465 quick service and quick casual restaurants (KFC, Taco Bell and Pizza Hut) across seven Canadian provinces. From 1999 until 2005, Mr. O’Neill was employed by PepsiCo. He served as President of PepsiCola Canada from March 1999 to January 2003 and from February 2003 through March 2005 he was Vice President of Sales for Quaker Foods USA where he worked on the integration of the Quaker Oats Company after the acquisition by PepsiCo. He holds an Honors Bachelor of Commerce Degree from the University of Ottawa and is currently a Board member of Rocky Vista Medical School in Denver, Colorado and the Healthy Weight Commitment Foundation headquartered in Washington, D.C.

Mr. O’Neill brings to the board extensive experience in restaurant and franchise management as well as valuable expertise in operations of public companies. He also brings over 20 years experience in the food and beverage industry and as a member of outside boards making him a well-qualified candidate for a director of the Company.

S. Garrett Stonehouse, Jr. Director since February 2004 Age 42

Mr. Stonehouse has been a principal and founding partner of MCG Global, LLC, a private equity investment firm in Stratford, CT, since 1995. Prior to co-founding MCG Global, he was vice president of Fidelco Capital Group. Before joining Fidelco in 1994, he held various positions with GE Capital. Mr. Stonehouse received a B.A. degree from Boston College in economics and mathematics. Mr. Stonehouse is also the chairman of the board of directors of Denver-based Imperial Headwear, Inc. and a member of the board of directors of Boston-based Global Novations, LLC.

Mr. Stonehouse brings to the board expertise in investments, finance and consumer products. He also brings experience in corporate governance and board leadership as a chairman and member of other company boards and committees making him a well-qualified candidate for a director of the Company.

Nomination of Directors

The nominees for re-election to our board at the Annual Meeting were formally nominated by the full board of directors. The Company does not have a standing nominating committee or committee performing similar functions because Greenlight owns approximately 63.6% of our common stock as of the record date and can therefore elect all of our directors without the vote of any other stockholder. Although the board will consider nominees recommended by stockholders, since Greenlight owns approximately 63.6% of the voting stock as of the record date and, as such, the Company is a “controlled company”, the board has not established any specific procedures for stockholders to follow to recommend potential director nominees for consideration. Messrs. Arthur, Heumann, Meyer, Mueller, O’Neill and Stonehouse and Ms. Morris participated in the consideration of director nominees.

As our majority stockholder, Greenlight identifies qualified individuals to be considered for our board of directors. Greenlight’s goal is to create a balance of diverse knowledge, experience, and interest among the board members, and Greenlight evaluates potential candidates accordingly. Our board assesses director candidates for their character, judgment, business experience and acumen. At a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company and be free from conflicts of interest with the Company. There are no specific weights assigned to any particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. For a discussion of the specific backgrounds and qualifications of our current director nominees, see “Information About the Nominees” above.

Leadership and Board Composition

Currently, E. Nelson Heumann, a retired employee of Greenlight, serves as the chairman of our board of directors and Jeffrey J. O’Neill serves as our president and chief executive officer. The Company has determined that this current leadership structure is appropriate given that Greenlight is our majority stockholder and can elect all of the members of our board of directors without the approval of any other stockholder. Our board of directors has determined that Michael W. Arthur, Frank C. Meyer, Edna K. Morris, Thomas J. Mueller and S. Garrett Stonehouse, Jr., all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the Exchange Act), and by the Nasdaq Stock Market. There are no family relationships among any of our executive officers, directors or nominees for director.

Greenlight currently owns shares of our common stock sufficient to elect all of the members of our board of directors without the approval of any other stockholder.

Board’s Role in Risk Oversight

The board of directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors and Committees

The board of directors held seven meetings during fiscal 2011 and did not take any action by written consent. During fiscal 2011, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and of the total number of meetings held by all of the committees of the board of directors on which he served. The two standing committees of the board of directors are the audit committee and the compensation committee.

The following table shows the membership and number of meetings held by the board and each committee during fiscal 2011:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Board of Directors
Michael W. Arthur	Chair	X	X
E. Nelson Heumann			Chair
Frank C. Meyer	X		X
Thomas J. Mueller		X	X
Jeffrey J. O’Neill			X
S. Garrett Stonehouse, Jr.	X	Chair	X
Fiscal 2011 Meetings and Consents	4	7	7

We have not established a policy on director attendance at annual stockholders’ meetings; however, all but one of our directors then in office attended our last Annual Meeting held in May 2011.

Our board of directors has not established a formal process for our stockholders to communicate directly with the board because of the fact that Greenlight owns approximately 63.6% of our common stock as of the record date, and, as a result, it was not deemed necessary or appropriate. Our audit committee has established a process for communicating complaints regarding accounting or auditing matters. Any such complaints received on the established hotline or submitted to the Chief Compliance Officer are promptly forwarded to the audit committee to take such action as may be appropriate.

Audit Committee

Michael W. Arthur (chairman), Frank C. Meyer and S. Garrett Stonehouse, Jr. are the current members of the audit committee. Each of them is “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq Stock Market. Each of them also meets the financial literacy requirements of the Nasdaq Stock Market. Our board of directors has determined that Mr. Arthur qualifies as an “audit committee financial expert” as defined by the rules promulgated by the SEC.

The audit committee is primarily concerned with monitoring:

(1)	the integrity of our financial statements;

(2)	our compliance with legal and regulatory requirements; and

(3)	the independence and performance of our auditors.

The audit committee also is responsible for handling complaints regarding our accounting, internal accounting controls or auditing matters. The audit committee’s responsibilities are set forth in its charter which was last amended in February 2010 and is reviewed annually. The charter is available on our website at www.einsteinnoah.com. There were 4 meetings of the audit committee during fiscal 2011.

Compensation Committee

S. Garrett Stonehouse, Jr. (chairman), Thomas J. Mueller and Michael W. Arthur are the current members of the compensation committee. Each of the current members is “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq Stock Market. This committee is primarily concerned with determining the compensation of our employees generally and approving compensation of our executive officers. The committee does not establish or recommend compensation for our independent directors; that compensation is approved by the board of directors as a whole.

The compensation committee’s responsibilities are set forth in its charter. The charter was most recently updated in February 2008 and is reviewed annually. The committee’s charter is posted on our website at www.einsteinnoah.com. The responsibilities as outlined in the charter are:

(1)	to review and approve all aspects of the compensation of the Company’s executive officers;

(2)	to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer;

(3)	to review and make periodic recommendations to the board regarding the general compensation, benefits, and perquisites policies and practices of the Company; and

(4)	to review the Compensation Discussion and Analysis with management annually and to recommend its inclusion in the annual proxy statement.

There were 6 meetings of the compensation committee and the committee took action by written consent on one occasion during fiscal 2011.

The compensation committee chairman, in consultation with senior management, sets the agenda for compensation committee meetings. The Corporate Secretary has attended meetings of the compensation committee to provide appropriate record keeping. The committee has also invited the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Concept Officer to attend certain compensation committee meetings. These individuals may attend compensation committee meetings but would not attend executive sessions.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Vote Required

Directors will be elected by the affirmative vote of the holders of a majority in voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Greenlight has indicated its intention to vote in favor of each of the nominees.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Greenlight Capital, L.L.C. and its affiliates

Greenlight beneficially owns approximately 63.6% of our common stock as of the record date. As a result, Greenlight has sufficient voting power without the vote of any other stockholders to determine what matters will be submitted for approval by our stockholders, to elect all of our board of directors and, among other things, to determine whether a change in control of our Company occurs. Greenlight has been involved in our financings and refinancings, has purchased our debt and equity securities and was involved in our equity recapitalization. E. Nelson Heumann is the chairman of our board of directors and retired from Greenlight in February 2011.

Procedures for Review of Transactions with Related Persons

Any proposed transaction with a related person is subject to review, negotiation and action by a committee consisting entirely of independent and disinterested directors, which committee is appointed by the board of directors at the time of any proposed transaction. The committee’s purpose and authority are set forth in resolutions appointing the committee and generally include the authority to retain such consultants, advisers and attorneys as it deems advisable in order to perform its duties.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Grant Thornton LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending January 1, 2013. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for year ending January 1, 2013 is not required, but is being submitted as a matter of good corporate practice.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees Paid to Independent Auditors

For the fiscal years ended January 3, 2012 and December 28, 2010, Grant Thornton LLP, our independent auditor, billed the approximate fees set forth below:

Audit Fees

Aggregate fees billed by Grant Thornton LLP in connection with the audit of our consolidated financial statements as of and for the year ended January 3, 2012 and their reviews of the unaudited condensed consolidated interim financial statements during the year ended January 3, 2012 were approximately $472,865. Aggregate fees billed by Grant Thornton LLP in connection with the audit of the consolidated financial statements as of and for the year ended December 28, 2010 and its reviews of the unaudited condensed consolidated interim financial statements during the year ended December 28, 2010 were approximately $424,031.

Audit-Related Fees

Audit-related fees billed by Grant Thornton LLP in fiscal years ended January 3, 2012 and December 28, 2010 were approximately $18,000 and $18,605, respectively, relating to the annual 401(k) audit.

Tax Fees

The aggregate fees billed by Grant Thornton LLP for the years ended January 3, 2012 and December 28, 2010 were $3,461 and $196,837, respectively, for a fixed asset capitalization review study and a sales and use taxability study.

All Other Fees

There were no other fees billed by Grant Thornton LLP during the years ended January 3, 2012 and December 28, 2010.

Pre-Approval Policies and Procedures

Our audit committee has established procedures for pre-approval of audit and non-audit services as set forth in the audit committee charter. The audit committee pre-approves all services performed by Grant Thornton LLP and discloses such fees under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above. The audit committee considers whether the provision of the services disclosed under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining Grant Thornton LLP’s independence.

Vote Required

The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 2. Greenlight has indicated its intention to vote in favor of Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 2. If not otherwise specified, proxies will be voted FOR Proposal 2.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors consists of three non-employee independent directors, Michael W. Arthur, Chairman, Frank C. Meyer and S. Garrett Stonehouse, Jr. The audit committee is a standing committee of the board of directors and operates under a written charter initially approved by the board of directors in January 2004, which is reviewed annually and which was most recently reviewed and approved by the committee in February 2012.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The audit committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

The audit committee has reviewed with our management and the independent accountants the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended January 3, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, as amended, Communication With Audit Committees.

Our independent accountants also provided to the audit committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence. The audit committee discussed with the independent accountants that firm’s independence. The audit committee considered the non-audit services provided by the independent accountants and subsequently concluded that such services were compatible with maintaining the accountants’ independence.

Based on the audit committee’s discussion with management and the independent accountants, and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended January 3, 2012 filed with the SEC.

AUDIT COMMITTEE

Michael W. Arthur, Chairman

Frank C. Meyer

S. Garrett Stonehouse, Jr.

COMPENSATION COMMITTEE REPORT

The compensation committee has revised and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

S. Garrett Stonehouse, Jr., Chairman

Michael W. Arthur

Thomas J. Mueller

The following Compensation Discussion & Analysis makes reference to certain non-GAAP measures used to determine company performance as reconciled in our Form 10-K on pages 29, 34, 39 and 43 and discussed on page 27 of our Form 10-K.

COMPENSATION DISCUSSION & ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind those decisions in connection with 2011 compensation of our executive officers, which consist of our CEO, CFO, COO, CCO and CLPRO. Our COO only served a portion of 2011. Our named executive officers, or NEOs, include:

Jeffrey J. O’Neill	President and Chief Executive Officer (CEO)
Daniel J. Dominguez	Former Chief Operating Officer (COO)
Emanuel P.N. Hilario	Chief Financial Officer (CFO)
James P. O’Reilly	Chief Concept Officer (CCO)
Rhonda J. Parish	Chief Legal, People and Risk Officer (CLPRO)

Mr. Dominguez retired from the Company effective June 30, 2011 and Mr. O’Reilly resigned from the Company effective February 23, 2012. Brian L. Unger was elected as Chief Restaurant Officer on February 28, 2012.

Executive Summary

How was our company performance for fiscal 2011?

During 2011, we invested in promotions and marketing initiatives in order to attract new customers and encourage existing customers to try new products. In addition, we added breadth and awareness of our brands and products through acquisition which contributed to our continued modest growth, opening 9 new company restaurants, 5 through acquisition. We also had 6 new franchise stores and 40 new license stores open in 2011. We focused on expanding store level margins at our Company-owned restaurants by reducing costs given the difficult economic environment. We believe that this strategy contributed to positive stock price growth as summarized below for fiscal 2011 compared to fiscal 2010.

	Fiscal 2011	Fiscal 2010	Change (%)
Stock price per share as of fiscal year-end	$15.10	$13.75	9.8

How does our executive compensation tie to company performance?

Our compensation philosophy reflects our business strategy by its focus on adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA). However, in order to properly align our NEOs’ incentives with our goals in 2011, the committee determined that it was appropriate to incent and motivate our NEOs to achieve our corporate objectives through a mix of financial results using Adjusted EBITDA, system-wide store sales and comparable store sale percentages and a separate element for individual performance evaluations for our annual performance bonus plan. For additional information about our annual performance bonus awards, see “Elements of Executive Compensation” below.

Say-on-Pay

Our board of directors, our compensation committee and our management value the opinions of our stockholders. At the 2011 annual meeting of stockholders, over ninety-nine percent of the votes cast on the say-on-pay proposal were in favor of our executive compensation. The board of directors and compensation committee reviewed the final vote results and, as a result, we did not make any changes to our executive compensation program. Consistent with the voting preference of our stockholders, we have determined to hold a vote on a say-on-pay proposal every third year. A say-on-pay proposal will be presented for a vote of our stockholders at the 2014 Annual Meeting of Stockholders.

Objectives of our Executive Compensation Program

What are the objectives of our compensation program?

The objectives of our compensation program are to attract and retain high caliber executives to carry out our strategic objectives and to motivate them to enhance stockholder value. The compensation committee evaluates our business and compensation objectives on a regular basis, most recently reviewing the business objectives in November 2011. Our compensation strategy is necessarily tied to our stage of development and growth as a business.

The committee strives to balance the goal of providing competitive compensation consistent with our financial resources, while motivating our NEOs to achieve business objectives for increased stockholder value. The committee further reviews the total level of compensation to determine that our levels of pay are competitive relative to the Company’s performance and restaurant industry peers. As a result, the specific direction, emphasis and components of our executive compensation program continue to evolve together with our business strategy and performance expectations. For example, target and threshold Adjusted EBITDA goals, one of our financial measures, have been reviewed and revised from year-to-year to reflect our growth and development plans. The committee will continue to evaluate our compensation philosophy and make modifications designed to balance financial rewards and incentives in order to drive our business.

Who designs our compensation program and makes compensation decisions?

The compensation committee is responsible for designing and administering our executive compensation programs and making decisions regarding compensation of our executive officers. In 2011, our compensation decisions with respect to salaries, incentive compensation and equity award grants were made in the first quarter of the calendar year after several months of analysis. Our compensation planning process neither begins nor ends with any particular committee meeting. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round board processes.

How are compensation decisions made?

The compensation committee periodically reviews data about the compensation levels of executives in the restaurant industry in order to determine whether our compensation packages are competitive. In connection with the recruitment of our CFO during 2010, the committee performed a review of our NEO base salaries compared to other executives in these positions at similarly-sized restaurant companies using information from a variety of resources, including public information about certain companies and surveys. See “Peer Group—Companies and Surveys” below for additional information regarding the component companies reviewed in 2011 for each NEO position and the component companies included in the surveys. In addition, our CEO provides executive compensation recommendations to the committee based on NEO job descriptions and performance.

The compensation committee has the authority, at Company expense, to retain independent advisors from time to time. The compensation committee engaged Meridian Compensation Partners LLC in the second half of 2010 as its independent compensation consultant to assist with certain analyses, information and compensation design components for consideration with respect to future NEO compensation decisions.

What is the impact of an individual NEO’s performance on compensation?

The compensation committee or its representative meets periodically with the CEO to evaluate the NEOs’ respective performance according to their essential job duties. These meetings include a performance evaluation of the CEO as well as an annual opportunity to review with the CEO the results of each NEO’s job performance based on the NEO’s personal performance objectives (“PPOs”) for the year. They also discuss any modifications to the job duties for each NEO for the coming year. Following the review with the CEO of each NEO’s performance, the CEO schedules and conducts a performance evaluation meeting with each NEO, focusing the executive on operational and service objectives in addition to financial objectives. Individual performance affects both the base salary and the individual performance component of the bonus of each NEO.

Elements of Executive Compensation

What are the elements of our executive compensation program?

The material elements of our executive compensation program are: base salary, annual performance bonus (cash), and equity awards (primarily stock options and restricted stock units). The program is designed to motivate our NEOs to enhance stockholder value by rewarding them for their performance and contributions toward achievement of short-term and long-term Company goals.

The 2011 compensation program was designed to reward attainment of goals that have a direct impact on our business results, in particular our financial results. The program also considers our overall financial position. Positive and ongoing improvements in our financial results have been rewarded through both the annual performance bonus and equity award elements of our compensation program. Base salary and annual performance bonuses are designed to reward current performance while equity awards provide a long-term incentive and align our NEOs’ and stockholders’ interests.

For 2011, Adjusted EBITDA, system-wide store sales and comparable store sales percentages were important measures in our compensation program because they aligned executive compensation with stockholder interests, are a quantitative measure of operating performance and have a direct correlation to meeting our obligations to our lenders.

Base Salary

We pay base salary to our NEOs to provide current compensation for their services. The amount of base salary is designed to be competitive with salaries for similar positions in the restaurant, retail and hospitality industries. We regularly review competitor and market data in the restaurant, retail and hospitality industries to determine the reasonableness of our compensation within the financial constraints of our performance. We use revenues and geography to further refine this analysis. As described above, for each of the NEO positions, we also used analyses and data provided by an independent compensation consultant based upon our industry, size and public information about companies that we consider competitors. Based in part upon this information, in 2011 we made adjustments averaging 4.4% increases in base salaries for our CEO, CFO, CCO and CLPRO. Our COO retired from the Company effective June 30, 2011.

Annual Performance Bonus

We utilize the annual performance bonus plan to motivate our NEOs to achieve specific business and financial goals based on our annual business plan. In 2011, the financial component of the annual performance bonus plan was tied to Adjusted EBITDA, system-wide store sales and comparable store sales percentages. We adjust EBITDA up (or down) for the following items (Adjusted EBITDA):

•	Loss (gain) on sale, disposal or abandonment of assets, net;

•	Impairment charges and other related costs;

•	(Other income) expense; and

•	Significant non-recurring items as approved by the directors.

We consider system-wide store sales as net sales from all restaurants, including franchised and licensed locations.

The purpose of the annual performance bonus is to drive Company-based initiatives and financial results and to directly tie a substantial portion of executive compensation to achievement of those financial results. Each executive was eligible for an annual performance bonus based on Adjusted EBITDA, system-wide store sales and comparable store sale percentages performance in 2011 as shown below.

Target Bonus as a % of Base Salary
Jeffrey J. O’Neill	100%
Daniel J. Dominguez	75%
Emanuel P.N. Hilario	75%
James O’Reilly	75%
Rhonda J. Parish	75%

In February 2011, after several months of analysis and discussion, the committee redesigned our bonus plan for 2011 to reinforce the linkage between pay and performance. Under the 2011 bonus plan, the committee designated 80% of the bonus plan based on the performance measures consisting of Adjusted EBITDA at 70% of the performance portion, system-wide store sales and comparable store sales percentages at 15% respectively of the performance portion (Company Performance Portion), with possible adjustment for significant non-recurring items approved by the directors, and 20% on individual performance (Individual Performance Portion). To be eligible for the Company Performance Portion, the Company must achieve minimum threshold levels set for Adjusted EBITDA, system-wide store sales and comparable store sales percentages. Once the threshold level is met, increasing percentages of bonuses are earned based upon the degree to which the actual Company Performance Portion exceeds the threshold level with 150% of the portion of the target bonus being the maximum payout. The 2012 plan incorporates increased target levels over 2011 actuals for the financial component of the bonus plan to incent improved Company performance.

In February 2012, the committee evaluated the Company’s performance against the specific financial targets set at the beginning of 2011 to determine whether any participant was eligible for a bonus. The results were:

Adjusted EBITDA—For 2011, the threshold was $45.3 million, with no payments for this performance measure below this amount. As results increased from the threshold to the target of $48 million and to the maximum cap of $49.35 million, the amounts in the bonus pool increased in equal increments. Based on Adjusted EBITDA of approximately $44.5 million for 2011, the bonus pool level was 0% of the target level attained. Adjusted EBITDA of approximately $44.5 million includes the calculated bonus pool.

	2011 Threshold	2011 Target	2011 Actual	2010 Actual	2010-2011 Change (%)
Adjusted EBITDA	$45.3 million	$48 million	$44.5 million	$45.3 million	(1.8)%

System-wide Store Sales—For 2011, the threshold was $505 million with no payments for this performance measure below this amount. As results increased from the threshold to the target of $556 million and to the maximum cap of $605 million, the amounts in the bonus pool increased in equal increments. Based on system-wide store sales of approximately $529 million for 2011, the bonus pool level was 49% of the target level attained.

	2011 Threshold	2011 Target	2011 Actual
System-wide Store Sales	$505 million	$556 million	$529 million

Comparable Store Sales Percentages—For 2011, the threshold was 0.24% growth, with no payments for this performance measure below this amount. As results increased from the threshold to the target of 2.5% growth and to the maximum cap of 5.0% growth, the amounts in the bonus pool increased in equal increments. Based on same store sales of approximately 0.4% growth for 2011, the bonus pool level was 10% of the highest target level attained.

	2011 Threshold	2011 Target	2011 Actual
Comparable Store Sales Percentages	0.24%	2.5%	0.4%

The committee then reviews the recommendations of the CEO based on the individual performance of each NEO compared to the NEO’s job description, key initiatives, goals and objectives. Individual performance is also evaluated in light of financial, operational and customer experience elements that most accurately reflect each NEO’s role and responsibilities. An additional discretionary bonus based on individual performance represents 20% of the bonus paid from a pool formed with 20% of the NEOs’ target bonuses with a capped maximum at an additional 50% of target for any NEO.

The amount of total annual performance bonus paid to our NEOs for 2011 is reported in our Summary Compensation Table under two separate columns: the Company Performance Portion is reported in the Non-Equity Incentive Plan Compensation column and the Individual Performance Portion is reported in the Bonus column.

In February 2012, the committee adopted the 2012 Bonus Plan. Under the 2012 plan, the committee set the financial component of the bonus plan to include the same performance measures of which 80% of the bonus is based solely on the Company Performance Portion and 20% on individual performance provided the thresholds of the Company Performance Portion is met. In other respects, the 2012 plan incorporates the same terms as the 2011 plan, except for increased levels of the performance measures to incent improved Company performance.

Equity Awards

Equity-based incentives are the long-term component of our executive officer compensation program. We believe that equity awards align the financial interests of our executives with those of our stockholders for periods greater than the single-year focus of the annual performance bonus plan. Equity incentives also encourage retention of employees through multi-year vesting schedules. Historically, we have granted equity awards to our NEOs in the form of stock options. On January 9, 2009, we granted restricted stock to our CEO, Mr. O’Neill, in connection with his commencement of employment. During 2011, we granted stock appreciation rights to a broad-based group of our employees, excluding our NEOs.

In order to further achieve our long-term incentive compensation objectives, the 2011 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by our stockholders in May 2011. The Omnibus Plan replaced our Executive Employee Incentive Plan and was designed with the flexibility to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other equity-based awards to eligible persons.

The compensation committee considers both market practices and the desired impact of the incentive award when determining the type(s) of equity awards. The compensation committee administers the Omnibus Plan and determines, in its discretion and in accordance with the Omnibus Plan, the recipients that may be granted awards under the Omnibus Plan, the size and types of awards, the terms and conditions of awards, including vesting and forfeiture conditions, the timing of awards, and the form and content of the award agreements.

In determining the form and amount of the awards, the compensation committee considers the practices of the companies in our compensation peer group and Company performance as well as the levels of personal performance, responsibility, experience, internal pay equity, retention concerns and total compensation of each NEO. The compensation committee also considers that different forms of equity create different incentives. For fiscal year 2011, the compensation committee elected a mix of equity award types to accomplish several objectives, including:

•	providing an incentive to grow stockholder value;

•	providing an incentive to preserve stockholder value and avoid excessive risks; and

•	positively impacting employee retention.

Stock Options. In 2011, we granted stock options under our Executive Employee Incentive Plan, which was replaced by the Omnibus Plan after stockholder approval in May 2011. Stock options reward the recipient for the increase in our stock price during the holding period but are also a form of at-risk compensation because the potential value of each option is tied to increase, if any, in our stock price during the option term. We grant stock options with an exercise price equal to the closing price of our common stock on the date of grant, and the options generally expire ten years after the date of grant. Commencing with options granted to our CEO at the time of his employment in December 2008 and continuing in 2011, options vest in three equal installments on the first, second and third anniversaries of the grant date. In 2011 we reviewed the compensation surveys, practices and analyses of our peer group provided by the independent compensation consultant engaged in the latter half of 2010 as well as Company performance in 2010 and, in February 2011, we granted a total of 160,200 options to our NEOs. This grant of stock options represented approximately 84% of the total equity awards granted to each NEO in 2011 and was awarded to more closely tie executive incentive to the growth of stockholder value. On occasion, the compensation committee may also grant options with vesting based on specific events, performance or timing in order to provide an incentive to achieve a specific goal or result.

Restricted Stock Units. In 2011, we granted restricted stock units under our Omnibus Plan. Restricted Stock Units are used to encourage employee retention. Restricted Stock Units vest in three equal installments on the first, second and third anniversaries of the grant date. Based on a review in 2011 of the compensation surveys, practices and analyses of our peer group provided by the independent compensation consultant engaged in the latter half of 2010 as well as personal performance, experience and retention concerns for each NEO, in May 2011, we granted a total of 31,600 Restricted Stock Units to our NEOs representing approximately 16% of the total equity awards granted to each NEO in 2011. On occasion, the compensation committee may also grant Restricted Stock Units with vesting based on specific events, performance or timing in order to provide an incentive to achieve a specific goal or result.

Restricted Stock. As an inducement to accept employment as our CEO, the committee granted Mr. O’Neill 63,776 shares of restricted stock, valued at $375,000 effective January 9, 2009, the date of grant. One-third of these restricted shares vested on each of January 9, 2010, January 9, 2011 and January 9, 2012.

Our NEOs’ total compensation may vary significantly from year-to-year based on Company and individual performance. Further, the value of equity awards made to our senior executives will vary in value based on our stock price performance.

Other Compensation Decisions

What benefits and perquisites do our NEOs receive?

Our NEOs participate in our health and welfare benefit programs, such as medical, dental and vision care coverage, disability insurance and life insurance that are generally available to our employees. They are also eligible for paid time off, which is earned in increments throughout the year. Upon termination, each NEO is entitled to payment of accrued benefits earned prior to his or her termination.

Our former COO and CCO were also reimbursed for travel, lodging, food, transportation and other incidental expenses incurred in connection with commuting from their respective homes in California and Kentucky to our corporate offices in Lakewood, Colorado.

What other plans may our NEOs participate in?

Our NEOs may participate in our non-qualified deferred compensation plan. Under federal tax rules, the participation of our NEOs and certain other management employees in our 401(k) plan is limited. The purpose of the non-qualified plan is to provide a similar means of saving for retirement for affected individuals. Eligible employees, including the CEO, CFO and other NEOs, may elect to defer the payment of up to 80% of their base salary and bonus under this plan.

Do we have employment agreements or agreements for payments upon termination of employment?

We do not currently utilize employment agreements, other than offers of employment. As part of Mr. O’Neill’s employment offer, the Company agreed to pay him one year’s severance if his employment terminated without cause and in the event of a change of control, in addition to severance, to remove the restrictions on his restricted stock. Under the offer of employment by the Company to Mr. Hilario, the Company agreed to pay him severance in an amount equal to one year’s salary if his employment is terminated for any reason other than cause. We do not currently have any change of control agreement, termination or severance plan or similar agreement with any of our other NEOs.

Under the Executive Employee Incentive Plan upon a change in control as defined in the plan, all outstanding options become fully vested and exercisable regardless of whether all conditions of exercise relating to length of service, attainment of financial performance goals, or otherwise have been satisfied upon a change in control and the committee may provide for the substitution of any or all options by a successor or purchaser company or make any other provision for outstanding options as the committee deems appropriate. Under the Omnibus Plan upon a change in control as defined in the plan, unless otherwise set forth in the award agreement: (i) outstanding options and stock appreciation rights, or SARs, become fully vested and exercisable over the exercise period set forth in the award agreement, (ii) awards other than options and SARs that are subject to a service condition shall become fully vested and shall be settled in cash, shares or a combination as set forth in the award agreement, (iii) awards other than options and SARs that are subject to a performance condition, unless otherwise specified in the award agreement, shall immediately vest and the performance conditions will be deemed satisfied as if target performance level was achieved, and shall be settled in cash or shares or a combination as set forth in the award agreement. After the termination of service of an employee, director or consultant, (other than termination for cause) he or she may exercise his or her vested options for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, options will generally remain exercisable for three months following the termination of service, unless the committee provides otherwise. However, in no event may an option be exercised later than the expiration of its term.

Do we have a policy regarding stock ownership?

We do not have stock ownership guidelines for our NEOs; however, the committee considers the number of options (and other equity awards) previously granted to our NEOs and other key employees in determining whether to grant additional options and the amount of options.

What is the impact of regulatory requirements?

We are subject to various regulatory and disclosure requirements under tax, accounting, and securities laws and regulations. However, we do not believe that the effect of these rules has a substantial impact on our compensation decisions or philosophy. Regulatory requirements have a limited impact on our compensation plan and program components, as we are focused primarily on the competitive landscape and compensation practices of other restaurant companies. Nevertheless, our stockholders have approved our Omnibus Plans so that we may make performance-based awards under the plan that are designed to satisfy the performance-based exception to the deduction limit under Section 162(m) of the Internal Revenue Code, provided the other requirements for performance-based compensation are satisfied.

Conclusion

The three primary elements of compensation that we provide to our executive officers are intended to achieve a combination of our corporate objectives and to provide competitive and reasonable executive compensation. Tying the annual performance bonus to the performance factors of Adjusted EBITDA, system-wide sales and same store sales focuses our NEOs on financial measures of success that are important to our stockholders. The time-vesting component of long-term incentives encourages continued service. We believe our NEOs are reasonably compensated in a manner that is consistent with our interests and the interests of our stockholders. Our NEOs have shown dedication to our success and we believe this has been achieved, in part, through our compensation philosophy and decisions.

Peer Group—Companies and Surveys

For each NEO in 2011, the compensation committee reviewed the surveys and analyses prepared by its independent compensation consultant, Meridian Compensation Partners LLC. The companies determined to compose the peer group were all of similar size and industry to the Company. Comparisons were made with regards to base compensation and short/long term incentive compensation. The companies referred to were:

AFC Enterprises, Inc.

Biglari Holdings, Inc.

Buffalo Wild Wings, Inc.

California Pizza Kitchen, Inc.

Caribou Coffee Co.

CEC Entertainment, Inc.

CKE Restaurants, Inc.

Famous Daves of America

Jamba Inc.

Panera Bread Co.

Peet’s Coffee & Tea, Inc.

Red Robin Gourmet Burgers, Inc.

Ruby Tuesday, Inc.

Sonic Corp.

Texas Roadhouse, Inc.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the amount of compensation we paid to our Principal Executive Officer (PEO), our Principal Financial Officer (PFO) and each of our other executive officers during the past fiscal year (NEOs). The amounts shown include the cash and non-cash compensation awarded to, earned by or paid to each NEO.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($)		Total ($)
Jeffrey J. O’Neill	2011	495,758		90,000	242,112	404,432	36,000		—		1,268,302
President and Chief Executive Officer	2010	474,490		50,901	—	308,238	288,437		—		1,122,066
	2009	460,000		60,503	375,000	—	14,076		—		909,579

Daniel J. Dominguez	2011	168,415	(5)	—	38,800	75,642	11,368	(5)	183,904	(6)	478,129
Former Chief Operating Officer	2010	318,963		21,700	—	102,746	144,668		39,015	(6)	627,092
	2009	314,053		22,884	—	41,383	9,676		46,125	(6)	434,121

Emanuel P.N. Hilario	2011	297,115		49,500	69,840	126,070	16,200		87,447	(8)	646,172
Chief Financial Officer	2010	165,519	(7)	61,382	—	319,922	64,499		110,070	(8)	721,392

James P. O’Reilly	2011	298,654		22,500	69,840	100,856	16,200		62,103	(10)	570,153
Chief Concept Officer	2010	291,462		22,233	—	128,433	132,619		73,533	(10)	648,280
	2009	197,308	(9)	23,241	—	134,374	8,721		45,948	(10)	409,592

Rhonda J. Parish	2011	297,115		45,000	69,840	100,856	16,200		—		529,011
Chief Legal, People	2010	252,308	(11)	25,488	—	308,238	116,098		147,839	(12)	849,971
and Risk Officer

(1)	Bonus amounts represent discretionary amounts earned in 2009, 2010 and 2011 under the 2009, 2010 and 2011 Bonus Plans, respectively. Under the 2009 and 2010 Bonus Plans, once the Company achieved defined Adjusted EBITDA targets, 15% of the bonus pool was discretionary and 85% was based on financial performance. Under the 2011 Bonus Plan, once the Company achieved Adjusted EBITDA targets, system-wide store sales and comparable store sales percentages, 20% of the bonus pool was discretionary and 80% was based on financial performance.

(2)	In May 2011, we granted restricted stock units. Amounts in this column are based on the aggregate grant date fair value of the stock awards granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 12 to our audited financial statements on page 73 of our Form 10-K for the year ended January 3, 2012.
(3)	In February 2009, 2010 and 2011, we granted options to purchase shares of our common stock which vest as described above in “Compensation Discussion and Analysis.” In April 2009 we granted options to purchase shares to Mr. O’Reilly and in June 2010 we granted options to purchase shares to Mr. Hilario. Aggregate total number of stock options awards outstanding are shown below in the “Outstanding Equity Awards at 2011 Year End” table. Amounts in this column are based on the aggregate grant date fair value of the options granted and the probability of their outcome, 100%, when granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 12 to our audited financial statements on page 73 of our Form 10-K for the year ended January 3, 2012.
(4)	Represents the amounts paid based on meeting the performance measure targets under the 2011 Bonus Plan (described in footnote 1 above) that are communicated in advance to the NEOs and are not certain to be satisfied. These amounts are the amounts awarded as the financial performance component of the bonus pool in 2009, 2010 and 2011.
(5)	Mr. Dominguez retired from the Company effective June 30, 2011. The amount paid to him in 2011 was based on an average annual salary of $319,811 with bonus prorated for 2011 to his effective retirement date.
(6)	The amount shown represents $183,904 in 2011, $39,015 in 2010 and $43,353 in 2009 as the aggregate cost to the Company of providing travel from Mr. Dominguez’s residence in California to Lakewood, Colorado and living expenses for Mr. Dominguez near the Company’s principal office in Lakewood, Colorado. The amount includes life insurance imputed income in 2011, 2010 and 2009. For 2011, the amount also includes $18,000 for reimbursement of continued health insurance coverage through December 31, 2012 and $150,000 for services provided under a one year consulting agreement beginning January 1, 2012.
(7)	Mr. Hilario became our CFO in May 2010. The amount paid to him in 2010 was based on an annual salary of $285,000 with bonus prorated for 2010 from his date of hire.
(8)	The amount shown for 2011 represents reimbursement for relocation costs related to the sale of his home and in 2010 the amount represents a one-time payment of $50,000 for relocation expenses, $30,000 for temporary housing near the Company’s principal office in Lakewood, Colorado and $29,869 in moving expenses considered separate from the one-time payment. The amount also includes life insurance imputed income in 2011 and 2010.
(9)	Mr. O’Reilly became our CCO in April 2009. The amount paid to him in 2009 was based on an annual salary of $285,000.
(10)	The amount shown represents $62,103 in 2011, $73,533 in 2010 and $45,712 in 2009 as the aggregate cost to the Company of providing travel from Mr. O’Reilly’s residence in Kentucky to Lakewood, Colorado and living expenses for Mr. O’Reilly near the Company’s principal office in Lakewood, Colorado. The amount also includes life insurance imputed income in 2011, 2010 and 2009.
(11)	Ms. Parish became our CLO in January 2010 and was elected CLPRO (Chief Legal, People and Risk Officer) by our board of directors in May 2011. The amount paid to her in 2010 was based on an annual salary of $265,000 with an increase in August 2010 to $285,000. Her bonus was prorated for 2010 from her date of hire.
(12)	The amount shown for 2010 represents a one-time payment of $80,000 for relocation expenses, $20,363 as the aggregate cost to the Company of providing travel from Ms. Parish’s residence in South Carolina to Lakewood, Colorado and living expenses for Ms. Parish near the Company’s principal office in Lakewood, Colorado, and $46,691 in additional moving expenses considered separate from the one-time payment. The amount also includes life insurance imputed income in 2010.

2011 GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey J. O’Neill	Bonus	—	396,606	594,909
	2/22/2011	—	—	—	—	80,200	15.88	404,432
	5/3/2011	—	—	—	15,600	—	—	242,112

Daniel J. Dominguez (3)	Bonus	—	134,732	202,098
	2/22/2011	—	—	—	—	15,000	15.88	75,642
	5/3/2011				2,500	—	—	38,800

Emanuel P.N. Hilario	Bonus	—	237,692	356,538
	2/22/2011	—	—	—	—	25,000	15.88	126,070
	5/3/2011	—	—	—	4,500	—	—	69,840

James P. O’Reilly	Bonus	—	238,923	358,387
	2/22/2011	—	—	—	—	20,000	15.88	100,856
	5/3/2011	—	—	—	4,500	—	—	69,840

Rhonda J. Parish	Bonus	—	237,692	356,538
	2/22/2011	—	—	—	—	20,000	15.88	100,856
	5/3/2011	—	—	—	4,500	—	—	69,840

(1)	We did not achieve the threshold Adjusted EBITDA but did achieve the threshold system-wide store sales and comparable same store sales results in 2011 and bonuses were paid under the 2011 Bonus Plan. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Performance Bonus” and the “Summary Compensation Table” for actual amounts earned for fiscal 2011.
(2)	Amounts in this column are based on the aggregate grant date fair value of the restricted stock units and options granted and the probability of their outcome, 100%, when granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 12 to our audited financial statements on page 73 of our Form 10-K for the year ended January 3, 2012.
(3)	Mr. Dominguez retired from the Company on June 30, 2011 and his actual bonus calculation was prorated.

Employment and Other Arrangements

Jeffrey J. O’Neill. Effective December 3, 2008, in connection with his employment as President and Chief Executive Officer, we offered Mr. O’Neill an annual salary of $460,000 and granted options to purchase 100,000 shares of common stock, vesting in annual installments over three years. We also agreed to grant him shares of restricted stock valued at $375,000 in January 2009. The restrictions on these shares lapse in equal installments over three years. He is eligible for additional compensation of up to 100 percent of his annual salary based upon company performance and individual performance. In addition, we agreed to grant him options to purchase a minimum of 25,000 shares of common stock annually in 2010, 2011 and 2012 and to pay him one year’s salary if he is terminated without cause. We also agreed to pay certain relocation expenses.

Rhonda J. Parish. Effective January 20, 2010, in connection with her employment as Chief Legal Officer, we offered Ms. Parish an annual salary of $265,000 and granted options to purchase 60,000 shares of common stock, vesting in annual installments over three years. She is eligible for additional compensation of up to 75 percent of her annual salary based upon company performance and individual performance. We also agreed to a one-time payment of $80,000 for relocation expenses as well as certain other additional relocation expenses considered separate from the one-time payment.

Emanuel P.N. Hilario. Effective May 25, 2010, in connection with his employment as Chief Financial Officer, we offered Mr. Hilario an annual salary of $285,000 and granted options to purchase 60,000 shares of common stock, vesting in annual installments over three years. He is eligible for additional compensation of up to 75 percent of his annual salary based upon company performance and individual performance. Until permanent relocation to the corporate headquarters area in Lakewood, Colorado, the Company will provide Mr. Hilario twelve months severance in the event of termination of his employment from the Company for any reason other than cause. We also agreed to a one-time payment of $50,000 for relocation expenses as well as certain other additional relocation expenses considered separate from the one-time payment.

Daniel J. Dominguez. Effective June 30, 2011, in connection with his retirement from the Company, Mr. Dominguez was entitled to receive 2011 annual incentive bonus compensation at the same time the Company pays out such bonus compensation which will be prorated to reflect payment for that portion of the year 2011 that Mr. Dominguez was employed by the Company. Any options received by Mr. Dominguez during his employment with the Company continue to vest and he is allowed to exercise all vested options until the earlier of the date the options expire or June 30, 2014. Additionally, in the event of a change of control in the ownership of the Company during this period, his options will immediately vest in accordance with the terms of his then current stock option agreements. Mr. Dominguez elected to continue health insurance coverage beginning July 1, 2011 and the Company is providing reimbursement for such coverage at a maximum of $1,000 per month up to an eighteen month period. Beginning on January 1, 2012 the Company entered into a consulting agreement with Mr. Dominguez for an initial period of one year with an option to mutually extend the consulting agreement for one additional year with an annual fee of $150,000 paid in equal monthly installments.

We have no other employment or similar contracts for our NEOs as of the date of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)
Jeffrey J. O’Neill	70,000	—		—		4.60	12/3/2018	21,258	(1)	320,996
	20,000	40,000	(2)	—		11.59	2/23/2020	15,600	(3)	235,560
	—	80,200	(4)	—		15.88	2/22/2021

Daniel J. Dominguez (5)	28,198	—		—		7.75	6/30/2014
	7,012	—		—		15.61	6/30/2014
	11,667	—		3,333	(6)	10.95	6/30/2014
	14,666	7,334	(7)	—		4.53	6/30/2014
	6,667	13,333	(8)	—		11.59	6/30/2014
	—	15,000	(9)	—		15.88	6/30/2014

Emanuel P.N. Hilario	20,000	40,000	(10)	—		12.02	6/14/2020	4,500	(11)	67,950
	—	25,000	(12)	—		15.88	2/22/2021

James P. O’Reilly (13)	16,667	16,666	(14)	—		6.21	5/23/2012	4,500	(15)	67,950
	8,334	16,666	(16)	—		11.59	5/23/2012
	—	20,000	(17)	—		15.88	5/23/2012

Rhonda J. Parish	20,000	40,000	(18)	—		11.59	2/23/2020	4,500	(19)	67,950
	—	20,000	(20)	—		15.88	2/22/2021

(1)	These shares became unrestricted on January 9, 2012.

(2)	20,000 options vested on February 23, 2012 and 20,000 options are scheduled to vest on February 23, 2013 provided he is then employed by the Company.
(3)	5,200 restricted stock units become vested on May 3, 2012, May 3, 2013 and May 3, 2014, respectively, provided he is then employed by the Company.
(4)	26,734 options vested on February 22, 2012. 26,733 options are scheduled to vest on February 22, 2013 and February 22, 2014, respectively, provided he is then employed by the Company.
(5)	Mr. Dominguez retired from the Company on June 30, 2011. As part of Mr. Dominguez’s retirement package, his options will continue to vest over a three year period. On June 30, 2014, any unexercised options will expire that have not already expired pursuant to their terms.
(6)	3,333 performance based options scheduled to vest in 2012 will not vest due to failure to meet the Adjusted EBITDA results in the 2011 business plan.
(7)	7,334 options vested on February 27, 2012.
(8)	6,667 options vested on February 23, 2012. 6,666 options are scheduled to vest on February 23, 2013.
(9)	5,000 options vested on February 22, 2012. 5,000 options are scheduled to vest on February 22, 2013.
(10)	20,000 options vested on June 14, 2011. 20,000 options are scheduled to vest on June 14, 2012 and June 14, 2013, respectively, provided he is then employed by the Company.
(11)	1,500 restricted stock units become vested on May 3, 2012, May 3, 2013 and May 3, 2014, respectively, provided he is then employed by the Company.
(12)	8,334 options vested on February 22, 2012. 8,333 options are scheduled to vest on February 22, 2013 and February 22, 2014, respectively, provided he is then employed by the Company.
(13)	Mr. O’Reilly resigned from the Company effective February 23, 2012.
(14)	16,666 options scheduled to vest on April 8, 2012 were cancelled due to his resignation from the Company.
(15)	1,500 restricted stock units scheduled to vest on May 3, 2012, May 3, 2013 and May 3, 2014 were forfeited due to his resignation from the Company on February 23, 2012.
(16)	8,333 options vested on February 23, 2012. 8,333 options scheduled to vest on February 23, 2013 were cancelled due to his resignation from the Company on February 23, 2012.
(17)	6,667 options vested on February 22, 2012. 6,667 options scheduled to vest on February 22, 2013 and 6,666 options scheduled to vest on February 22, 2014 were cancelled due to his resignation from the Company.
(18)	20,000 options vested on February 23, 2012 and 20,000 options are scheduled to vest on February 23, 2013 provided she is then employed by the Company.
(19)	1,500 restricted stock units become vested on May 3, 2012, May 3, 2013 and May 3, 2014, respectively, provided she is then employed by the Company.
(20)	6,667 options vested on February 22, 2012. 6,667 options are scheduled to vest on February 22, 2013 and 6,666 options are scheduled to vest on February 22, 2014 provided she is then employed by the Company.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffrey J. O’Neill	30,000	(1)	317,704	21,259	(2)	304,216
Daniel J. Dominguez	—		—	—		—
Emanuel P.N. Hilario	—		—	—		—
James P. O’Reilly	—		—	—		—
Rhonda J. Parish	—		—	—		—

(1)	From January 13, 2011 through January 24, 2011, Mr. O’Neill exercised options to purchase 30,000 shares of our common stock when the average weighted fair market value of the stock was $15.19.
(2)	On January 9, 2011, the forfeiture restrictions lapsed on 21,259 shares pursuant to the Jeffrey J. O’Neill Stock Award Agreement effective January 9, 2009.

Deferred Compensation Plan

Under our Deferred Compensation Plan, eligible employees may defer up to 80% of their base salary and bonus each year. Participant elections to defer are made annually prior to the beginning of the calendar year. None of our NEOs elected to participate in the Deferred Compensation Plan in 2011. The participant becomes a general unsecured creditor of the Company with respect to amounts deferred. The plan committee, with the advice of its investment advisor, establishes available investments and participants choose investments to be used for crediting earnings. The investment choices are the same as those offered in our 401(k) plan and the appreciation, if any, in the account balance of participants is due solely to contributions by participants and the underlying performance of those investment funds selected by the participants. The participants can make changes in the allocations of their deferred compensation among those funds in generally the same manner and on generally the same terms as under our 401(k) plan. Amounts deferred to the plan are notionally “invested” among the various investment funds selected by the participants. A participant’s amounts are not actually invested in the investment funds but the return on the participant’s account is determined as if the amounts were invested in those funds. The Company does not contribute to the Deferred Compensation Plan on behalf of employees or match the deferral made by participants. Participants may elect up to five specified payment dates for distributions, which are established as separate accounts and may also establish a “separation from service” account. Each year, participants may allocate contributions for the next year to one or more of the specified payment date accounts or the separation from service account. Amounts in a specified payment date account are distributed in a lump sum and distributions from the separation from service accounts may be distributed in a lump sum or in annual installments over, but not exceeding, a five-year period, subject to a six-month delay, if required under Section 409A. Participants must elect lump sum distributions or installments prior to the date they allocate contributions. The plan is administered by the third party administrator who provides recordkeeping and third party administration for the Company’s 401(k) plan.

Payments Upon Termination or Change of Control

Upon a change in control of the company, under the Executive Employee Incentive Plan upon a change in control as defined in the plan, all outstanding options become fully vested and exercisable regardless of whether all conditions of exercise relating to length of service, attainment of financial performance goals, or otherwise have been satisfied upon a change in control and the committee may provide for the substitution of any or all options by a successor or purchaser company or make any other provision for outstanding options as the committee deems appropriate. Under the Omnibus Plan upon a change in control as defined in the plan, unless otherwise set forth in the award agreement: (i) outstanding options and stock appreciation rights, or SARs, become fully vested and exercisable over the exercise period set forth in the award agreement, (ii) awards other than options and SARs that are subject to a service condition shall become fully vested and shall be settled in cash, shares or a combination as set forth in the award agreement, (iii) awards other than options and SARs that are subject to a performance condition, unless otherwise specified in the award agreement, shall immediately vest and the performance conditions will be deemed satisfied as if target performance level was achieved, and shall be settled in cash or shares or a combination as set forth in the award agreement.

After termination of service, other than termination for cause, an employee or consultant may exercise his or her options for the period as determined by the committee, but if no period is specified, generally, this means that if termination is due to death or disability, the option will remain exercisable for 12 months. In other cases, the option generally remains exercisable for three months following termination of service. In no event may an option be exercised later than the expiration of its term. If a change of control had occurred at our fiscal 2011 year end, our NEOs would have received the following values upon acceleration of all their respective outstanding equity awards based on the Company’s closing share price on fiscal 2011 year end of $15.10: Jeffrey J. O’Neill—$375,960; James P. O’Reilly—$274,608; Daniel J. Dominguez—$138,151; Emanuel P.N. Hilario—$191,150; and Rhonda J. Parish—$208,350. Under Mr. O’Neill’s January 9, 2009 Stock Award Agreement, restrictions on his restricted shares lapse upon a change of control with a value determined as of fiscal 2011 year-end of $320,996. The remainder of his restricted shares became fully vested as of January 9, 2012. In addition, under the terms of their employment offer letters, Messrs. O’Neill and Hilario are entitled to one year’s salary ($500,000 and $300,000 respectively as of fiscal 2011 year-end) upon termination of employment without cause.

2011 DIRECTOR COMPENSATION

Name	Fees earned or Paid in Cash ($)	Option Awards ($)		Stock Awards ($)		Total ($)
Michael W. Arthur (4)	44,000	39,245	(1)	29,995	(1)	113,240
E. Nelson Heumann (3)	—	6,845	(1)	223,995	(1)(2)	230,840
Frank C. Meyer (4)	36,000	39,245	(1)	29,995	(1)	105,240
Thomas J. Mueller (5)	40,000	39,245	(1)	29,995	(1)	109,240
S. Garrett Stonehouse, Jr. (4)	47,000	39,245	(1)	29,995	(1)	116,240

(1)	Options to purchase 10,000 shares of our common stock granted on January 1, 2011 when the fair market value of a share of common stock was $ 14.05 and the aggregate grant date fair value of the option was $3.24 per option. Additionally, equity awards were granted on January 1, 2012 consisting of (a) options to purchase 1,896 shares of our common stock when the fair market value of a share of common stock was $15.82 and the aggregate grant date fair value of the option was $3.61 and (b) restricted stock units to be settled in 1,896 shares of our common stock when the fair market value of our common stock was $15.82. A discussion of the assumptions used in calculating grant date fair value may be found in Note 12 to our audited financial statements on page 73 of our Form 10-K for the fiscal year ended January 3, 2012.
(2)	Restricted stock units to be settled in 12,500 shares of our common stock granted on May 3, 2011, when the fair market value of our common stock. A discussion of the assumptions used in calculating grant date fair value may be found in Note 12 to our audited financial statements on page 73 of our Form 10-K for the fiscal year ended January 3, 2012.
(3)	As of January 3, 2012 this director held options to purchase 1,896 shares of common stock and 14,396 restricted stock units.
(4)	As of January 3, 2012 this director held options to purchase 41,896 shares of common stock and 1,896 restricted stock units.
(5)	As of January 3, 2012 this director held vested options to purchase 42,252 shares of common stock and 1,896 restricted stock units.

Director Compensation

After review and discussion of compensation information and analyses provided by the outside compensation consultant, Meridian Compensation Partners, LLC, engaged by the compensation committee in the second half of 2010, the board revised its compensation for 2011. For fiscal year 2011, each of our non-employee independent directors received a $20,000 annual retainer, plus $2,000 for each board meeting, $1,500 for each meeting attended by the respective committee chair and $1,000 for each meeting attended by a non-chair committee member.

Through January 1, 2011, each independent director received a grant of options to purchase 10,000 shares of common stock which vest six months after the date of grant and, unless earlier terminated or exercised, expire five years after the grant date. Any director elected or appointed during the year receives a pro rata grant of options based on his date of election or appointment. Also in 2011, Mr. Heumann, a non-employee chairman of the board, was awarded compensation in the form of 12,500 restricted stock units vesting one year from the date of grant unless earlier terminated. For January 1, 2012, all non-employee directors received an equity award grant valued at $60,000 divided equally between a grant of options to purchase common stock which vest one year from date of grant and restricted stock units which vest six months from date of grant unless earlier terminated. All directors are reimbursed for out-of-pocket expenses incurred by them in connection with attendance at board meetings and committee meetings. There were no other arrangements pursuant to which any director was compensated during the fiscal year ended January 3, 2012.

BENEFITS UNDER EQUITY COMPENSATION PLANS AS OF JANUARY 3, 2012

The following table summarizes equity compensation plan information as of January 3, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights (1)	Weighted- average exercise price of outstanding options, warrants, or rights (1)	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders:	1,122,521	$12.10	1,044,846	(2)
Equity compensation plans not approved by security holders (3)	95,228	12.92	—
Total	1,217,749	$12.17	1,044,846

(1)	There are no outstanding warrants.
(2)	This number includes 902,470 shares of common stock reserved for future issuance under the 2011 Omnibus Incentive Plan and 142,376 shares of common stock reserved for future issuance under the Equity Plan for Non-Employee Directors.
(3)	Pursuant to the employment offer to Jeffrey J. O’Neill dated December 3, 2008, he was granted 63,776 shares of restricted stock on January 9, 2009 with a value of $375,000 based on the closing price of the Company’s common stock on that date of $5.88. The restrictions on these shares lapsed in equal installments over three years and the shares became fully vested on January 9, 2012.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary. The Corporate Code of Conduct is also available on our website at www.einsteinnoah.com. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at www.einsteinnoah.com. We have established a confidential hotline to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns. Our audit committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended January 3, 2012 except that Daniel Dominguez failed to timely report the vesting of performance based options on Form 4, and David Einhorn, Greenlight Capital LLC and its affiliates failed to timely report a change in an internal allocation of shares between its affiliates on Form 4. Both Forms ultimately were filed with the SEC.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Einstein Noah Restaurant Group, Inc., 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary, or by telephone at (303) 568-8000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy materials in relation to the annual meeting in 2013 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 23, 2012. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Restated Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2013 annual meeting by February 6, 2013, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the annual meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Rhonda J. Parish
Secretary

Lakewood, Colorado

March 22, 2012

3. In their discretion upon such other matters as may properly come before the meeting. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01G50B 1 U PX + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR the election of each of the nominees for director listed below and FOR Proposal 2. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. Proposal to ratify the appointment of Grant Thornton LLP as independent auditors for Einstein Noah Restaurant Group, Inc. for the fiscal year ending January 1, 2013. 1. Proposal to elect seven directors: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT—To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01—Michael W. Arthur 02—E. Nelson Heumann 03—Frank C. Meyer 04—Edna K. Morris 05—Thomas J. Mueller 06—Jeffrey J. O’Neill 07—S. Garrett Stonehouse, Jr B Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T 1234 5678 9012 345 MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_ LINESACKPACK C123456789 MMMMMMMMMMMM 1 3 4 6 3 6 1 MMMMMMMMM Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 9:00 AM Mountain Standard Time, May 1, 2012. Vote by Internet • Go to www.envisionsreports.com/BAGL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

555 Zang Street, Suite 300 Lakewood, CO 80228 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2012 This Proxy is solicited on Behalf of the Board of Directors. This proxy is solicited on behalf of the Board of Directors of Einstein Noah Restaurant Group, Inc. for the Annual Meeting on May 1, 2012. The undersigned appoints Jeffrey J. O’Neill and Rhonda J. Parish, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Einstein Noah Restaurant Group, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of stockholders to be held on May 1, 2012, and at any adjournment or postponement thereof as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of each of the nominees for director listed below and FOR Proposal 2. This proxy revokes all proxies with respect to the annual meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged. Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope . Proxy — EINSTEIN NOAH RESTAURANT GROUP, INC. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q